                                            Filing Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-48536


                PROSPECTUS SUPPLEMENT NO. 10 DATED MAY 4, 2001
                     TO PROSPECTUS DATED JANUARY 22, 2001

                       TERAYON COMMUNICATION SYSTEMS, INC.

                                   $500,000.00

      of 5% Convertible Subordinated Notes Due 2007 and 5,951,673 Shares of
               Common Stock Issuable Upon Conversion of the Notes

Please read this prospectus supplement in conjunction with the prospectus dated January 22, 2001 (the "Prospectus"). The table on pages 21 through 24 of the Prospectus setting forth information concerning the selling holders, the prospectus supplement no. 1 dated February 9, 2001, the prospectus supplement no. 2 dated February 16, 2001, the prospectus supplement No. 3 dated February 20, 2001, the prospectus supplement no. 4 dated February 23, 2001, the prospectus supplement no. 5 dated March 2, 2001, the prospectus supplement No. 6 dated March 16, 2001, the prospectus supplement no. 7 dated March 16, 2001, the prospectus supplement no. 8 dated March 23, 2001 and the prospectus supplement no. 9 dated April 27, 2001 are superseded by the following table:

                                SELLING HOLDERS

We originally issued the Notes and the Notes were sold by the initial purchasers in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers or other institutional accredited investors. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the Notes and common stock into which the Notes are convertible. We agreed to use reasonable efforts to keep the registration statement effective until July 26, 2002. Our registration of the Notes and the shares of common stock into which the Notes are convertible does not necessarily mean that the selling holders will sell any or all of the Notes or the shares of the common stock into which the Notes are convertible.

The following table sets forth information, as of May 4, 2001, with respect to the selling holders and the principal amounts of Notes beneficially owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the Notes or common stock into which the Notes are convertible. Because the selling holders may offer all or some portion of the Notes or the common stock, no estimate can be given as to the amount of the Notes or the common stock that will be held by the selling holders upon termination of any sales. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes in transactions exempt from the registration requirements of the Securities Act.

                                           Principal Amount       Common Stock
                                               of Notes             Issuable
                                          Beneficially Owned    upon Conversation    Common Stock
                  Selling Holder             and Offered        of the Notes (1)       Offered
---------------------------------------  --------------------  -------------------  --------------
AAM/Zazove Institutional Income               1,200,000              14,284             14,284

ABN AMRO Incorporated                           500,000               5,951              5,951

                                           Principal Amount       Common Stock
                                               of Notes             Issuable
                                          Beneficially Owned    upon Conversation    Common Stock
                  Selling Holder             and Offered        of the Notes (1)        Offered
---------------------------------------  --------------------  -------------------  --------------
Fund, L.P.
AIG Soundshore Opportunity Holding            2,488,000               29,615             29,615
   Fund Ltd.

AIG Soundshore Strategic Holding              2,185,000               26,008             26,008
   Fund Ltd.

Alexandria Global Investment Fund I LTD.      3,000,000               35,710             35,710

Arbitex Master Fund, L.P.                     4,500,000               53,565             53,565

Argent Classic Convertible Arbitrage         15,000,000              178,550            178,550
   Fund (Bermuda) L.P.

Argent Convertible Arbitrage Fund Ltd.        1,000,000               11,903             11,903

Aspen Global Technology Fund                    674,000                8,023              8,023

Associated Electric & Gas Insurance             850,000               10,117             10,117
   Services Limited

AST Janus Small Cap Growth Portfolio          8,185,000               97,429             97,429

Aventis Pension Master Trust                    440,000                5,237              5,237

Bank Austria Cayman Islands, Ltd.             5,500,000               65,468             65,468

Bank of America Securities, LLC               5,000,000               59,516             59,516

BankAmerica Pension Plan                      2,000,000               23,807             23,807

Black Diamond Offshore, Ltd.                    665,000                7,916              7,916

Boilermaker - Blacksmith Pension Trust        2,700,000               32,139             32,139

BS Debt Income Fund - Class A                    15,000                  178                178

CALAMOS(R) Convertible Portfolio -              150,000                1,785              1,785
   CALAMOS(R) Advisors Trust

CALAMOS(R) Convertible Technology Fund          390,000                4,642              4,642
   - CALAMOS(R) Investment Trust

CALAMOS(R)High Yield Fund -                     390,000                4,642              4,642
   CALAMOS(R) Investment Trust

Canyon Capital Arbitrage Master Fund          1,000,000               11,903             11,903

Canyon Value Realization (Cayman) Ltd.       11,000,000              130,937            130,937

                                                       Principal Amount          Common Stock
                                                           of Notes                Issuable                 Common
                                                      Beneficially Owned        upon Conversation            Stock
          Selling Holder                                 and Offered            of the Notes (1)            Offered
-------------------------------------------------------------------------------------------------------------------------
CFFX, LLC                                                  1,000,000                 11,903                  11,903

CIBC World Markets                                         5,500,000                 65,468                  65,468

City of Albany Pension Fund                                  245,000                  2,916                   2,916

City of Knoxville Pension System                             640,000                  7,618                   7,618

Clinton Riverside Convertible Portfolio Limited            2,100,000                 24,997                  24,997

Cova Bond Debenture Fund                                     500,000                  5,952                   5,952

Coastal Convertibles Ltd.                                    500,000                  5,952                   5,952

Credit Suisse First Boston Corporation                     4,000,000                 47,613                  47,613

Credit Research & Trading LLC                             25,980,000                309,248                 309,248

Deeprock + Co.                                             2,000,000                 23,807                  23,807

Delphi Financial Group, Inc.                                 500,000                  5,952                   5,952

Delta Airlines Master Trust                                4,900,000                 58,326                  58,326

Delta Pilots Disability Survivorship Trust                   200,000                  2,380                   2,380

Department of Fire & Police Pensions Systems               7,075,000                 84,216                  84,216

Deutsche Bank Securities Inc.                             56,134,000                668,182                 668,182

Double Black Diamond Offshore, LDC                         2,708,000                 32,234                  32,234

Dreyfus High Yield Strategies Fund                         5,200,000                 61,897                  61,897

Duckbill + Co.                                               630,000                  7,499                   7,499

Enron North America, Inc.                                  1,000,000                 11,903                  11,903

Elf Aquitaine                                                150,000                  1,786                   1,786

Florida Street Bond Fund                                   1,000,000                 11,903                  11,903

Fuji U.S. Income Open                                        500,000                  5,952                   5,952

General Motors Employees Global                            6,175,000                 73,503                  73,503

General Motors Welfare Benefit Trust (St. Veba)            2,000,000                 23,807                  23,807

Greek Catholic Union II                                       45,000                    535                     535

Greenlight Capital, L.P.                                   4,437,000                 52,815                  52,815

Greenlight Capital Offshore, Ltd.                          9,429,000                112,236                 112,236

Greenlight Capital Qualified, L.P.                         9,994,000                118,962                 118,962

Helix Convertible Opportunities Fund Ltd.                  2,660,000                 31,662                  31,662

Helix Convertible Opportunities, L.P.                      3,140,000                 37,376                  37,376

Helix Credit Arbitage Master Fund, L.P.                    2,315,000                 27,556                  27,556

IBM Retirement Plan - High Income                            525,000                  6,249                   6,249

Ilanot Batucha Investment House LTD                          300,000                  3,571                   3,571

                                                      Principal Amount            Common Stock
                                                          of Notes                  Issuable                Common
                                                      Beneficially Owned        upon Conversation            Stock
          Selling Holder                                and Offered              of the Notes (1)           Offered
-------------------------------------------------------------------------------------------------------------------------------
Israel Brokerage & Investments IBI LTD                       100,000                  1,190                   1,190

Janus Global Technology Fund                              16,665,000                198,369                 198,369

Janus Venture Fund                                        19,025,000                226,461                 226,461

Jefferies & Co.                                              875,000                 10,415                  10,415

Jersey (IMA) Ltd.                                            250,000                  2,976                   2,976

JMG Capital Partners, L.P.                                   500,000                  5,951                   5,951

JMG Triton Offshore Fund, Ltd.                               500,000                  5,951                   5,951

J.P. Morgan Securities, Inc.                               5,030,000                 59,873                  59,873

Julius Baer Securities, Inc.                                 250,000                  2,975                   2,975

JWF Global Technology Fund                                 1,154,000                 13,736                  13,736

JWF US Ventre Fund                                         1,990,000                 23,688                  23,688

KBC Financial Products USA Inc.                            4,500,000                 53,565                  53,565

Kettering Medical Center Funded Depreciation Account         160,000                  1,904                   1,904

Kentfield Trading, Ltd.                                      950,000                 11,308                  11,308

Knoxville Utilities Board Retirement System                  400,000                  4,761                   4,761

Lehman Brothers Inc.                                      18,500,000                220,211                 220,211

Leonardo, L.P,                                            12,000,000                142,840                 142,840

LibertyView Funds L.P.                                       750,000                  8,928                   8,928

Lonestar Partners, L.P.                                    4,500,000                 53,565                  53,565

Lord Abbett Bond Debenture Fund                            5,850,000                 69,635                  69,635

Louisiana Workers' Compensation Corporation                  360,000                  4,285                   4,285

Lumber Industries, Inc.                                      750,000                  8,927                   8,927

Lydian Overseas Partners Master Fund                      15,000,000                178,550                 178,550

Magten Asset Management Corp. Pension Plan & Trust           485,000                  5,773                   5,773

Magten Group Trust                                           300,000                  3,571                   3,571

McMahan Securities Co. L.P.                                1,000,000                 11,903                  11,903

                                                        Principal Amount         Common Stock
                                                            of Notes               Issuable
                                                       Beneficially Owned      upon Conversation        Common Stock
                  Selling Holder                          and Offered          of the Notes (1)            Offered
---------------------------------------------------   -------------------      -----------------        ------------
Merrill, Lynch, Pierce, Fenner and Smith, Inc.                16,000                    190                    190

Miller Tabak Robert Securities, LLC                           45,000                    535                    535

Morgan Stanley & Co.                                       2,500,000                 29,758                 29,758

Nomura/Janus Global Technology                             1,507,000                 17,938                 17,938

Oxford Lord Abbett + Co.                                   1,000,000                 11,903                 11,903

Pacific Life Insurance Company                             1,000,000                 11,903                 11,903

Peoples Benefit Life Insurance Company                     4,220,000                 50,232                 50,232

Peoples Benefit Life Insurance Company (Teamsters          6,250,000                 74,395                 74,395
   Separate Account)

Port Authority of Allegheny County                         2,825,000                 33,626                 33,626
   Retirement and Disability Allowance
   Plan for the Employees Represented by Local 85
   of the Amalgamated Transit Union

Quattro Crestline Special Situations                         500,000                  5,951                  5,951

Quattro Fund                                               1,000,000                 11,903                 11,903

Ramus Capital Group Holdings, Ltd.                         1,300,000                 15,474                 15,474

RCG Latitude Master Fund, Ltd.                               200,000                  2,380                  2,380

Research Capital Corporation                               9,650,000                114,867                114,867

Retail Clerks Pension Trust                                2,000,000                 23,807                 23,807

Retail Clerks Pension Trust #2                             1,000,000                 11,903                 11,903

Sage Capital                                               3,000,000                 35,710                 35,710

San Diego County Employee's                                  475,000                  5,654                  5,654
   Retirement Association

SPT                                                        1,100,000                 13,093                 13,093

Spear, Leeds & Kellogg Capital Markets                     2,000,000                 23,806                 23,806

St. Albans Partners Ltd.                                   4,000,000                 47,613                 47,613

Standard Mortage Holding Corp.                               500,000                  5,951                  5,951

The Bakal Company Limited Partnership                        150,000                  1,785                  1,785

The Class IC Company, Ltd.                                 1,500,000                 17,855                 17,855

The Common Fund FAO Absolute Return Fund                     635,000                  7,558                  7,558

                                           Principal Amount       Common Stock
                                               of Notes             Issuable
                                          Beneficially Owned    upon Conversation    Common Stock
                  Selling Holder             and Offered        of the Notes (1)        Offered
---------------------------------------  --------------------  -------------------  --------------
The Dow Chemical Company Employees'             5,325,000               63,385            63,385
   Retirement Plan

The Fondren Foundation                            165,000                1,964             1,964

TQA Master Fund, LTD                            1,000,000               11,903            11,903

TQA Master Plus Fund, Ltd.                        435,000                5,177             5,177

UBS AG, London Branch                          20,000,000              238,066           238,066

UBS Warburg AG                                  2,000,000               23,806            23,806

Unifi, Inc. Profit Sharing Plan and               255,000                3,035             3,035
   Trust

United Food and Commercial Workers              1,260,000               14,998            14,998
   Local 1262 and Employees Pension
   Fund

United Mizrahi Bank LTD                            50,000                  595               595

Valentis Investors LLC                          2,000,000               23,806            23,806

Value Realization Fund B, LP                      500,000                5,952             5,952

Value Realization Fund, L.P.                    8,000,000               95,227            95,227

Van Waters & Rogers, Inc.                         770,000                9,165             9,165
   Retirement Plan

Wasserstein Perella Securities Inc.             7,600,000               90,465            90,465

Worldwide Transactions, Ltd.                      127,000                1,512             1,512

Zurich HFR Master Hedge Fund Index Ltd.           300,000                3,571             3,571

Any other holders of Notes or future               55,512              660,876           660,876
   holders (2)

Total                                        $500,000,000            5,951,673         5,951,673

(1) Assumes a conversion rate of 11.9033 shares of common stock per $1,000 principal amount of Notes and a cash payment in lieu of any fractional interest.

(2) Assumes that any other holders of Notes or any future transferee from any holder do not or will not beneficially own any common stock other than common stock into which the Notes are convertible at the conversion rate of
     11.9033 shares of common stock per $1,000 principal amount of Notes.

None of the selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years with the exception of Deutsche Bank Securities, Inc. and Lehman Brothers, Inc. In the past three years, Deutsche Bank and Lehman Brothers have acted as underwriters of the Company's initial public offering and follow-on public offering and were initial purchasers in the offering of the Notes. The selling holders purchased all of the Notes in a private transaction. All of the Notes and the shares of common stock into which the Notes are convertible are "restricted securities" under the Securities Act.

Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the Notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Notes and the number of shares of common stock into which the Notes are convertible may increase or decrease.

         The date of this prospectus supplement no. 10 is May 4, 2001.